Exhibit 5.1
[LETTERHEAD OF BALLARD SPAHR LLP]
__________, 2011
AMB Property Corporation
Pier 1, Bay 1
San Francisco, California 94111

Re:	AMB Property Corporation, a Maryland corporation (the “Company”) — Registration Statement on Form S-4, as amended
Ladies and Gentlemen:
          We have acted as Maryland corporate counsel to the Company in connection with the registration of the following securities under the Securities Act of 1933, as amended (the “Act”), pursuant to the Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about March 11, 2011, as amended by Amendment No. 1 to the Registration Statement on Form S-4 filed or to be filed by the Company with the Commission on or about April 12, 2011 (the “Registration Statement”): (A) up to 276,823,465 shares (the “New Common Shares”) of common stock, par value $0.01 per share (“Common Stock”), of the Company consisting of: (i) shares of Common Stock (the “Merger Shares”) issuable in respect of outstanding ProLogis Common Shares; (ii) shares of Common Stock (the “Plan Shares”) issuable in respect of ProLogis Common Shares issuable upon exercise or settlement of outstanding equity-based awards under the ProLogis Share Plans (the “Plans”); (iii) shares of Common Stock (the “Partnership Unit Shares”) issuable in respect of ProLogis Common Shares issuable upon redemption or exchange of outstanding ProLogis Partnership Units of the ProLogis Partnerships (the “Units”); and (iv) shares of Common Stock (the “Convertible Debt Shares”) issuable in respect of ProLogis Common Shares issuable upon conversion or exchange of the convertible debt of ProLogis (the “Convertible Debt”), in each case as contemplated by and in accordance with the terms and conditions of the Merger Agreement (as defined herein); and (B) 2,000,000 shares (the “Series Q Preferred Shares”) of Series Q Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series Q Preferred Stock”), of the Company, 5,000,000 shares (the “Series R Preferred Shares”) of Series R Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series R Preferred Stock”), of the Company, and 5,000,000 shares (the “Series S Preferred Shares” and together with the Series Q Preferred Shares and the Series R Preferred Shares, collectively, the “New Preferred Shares”; and the New Preferred Shares together with the New Common Shares, the “Shares”) of Series S Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series S Preferred Stock”), of the Company, which are issuable in respect of certain issued and outstanding preferred shares of beneficial interest of ProLogis (the “ProLogis Preferred Shares”), as contemplated by and in accordance with the terms and conditions of the Merger

BALLARD SPAHR LLP
AMB Property Corporation
__________, 2011

Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement. You have requested our opinion with respect to the matters set forth below.
          In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):
(i)	the corporate charter of the Company represented by Articles of Incorporation filed with the Maryland State Department of Assessments and Taxation (the “Department”) on November 24, 1997, and the articles supplementary, articles of amendment and other charter documents filed with, and accepted for record by, the Department subsequent to November 24, 1997 through the date hereof (collectively, the “Charter”);

(ii)	the Bylaws of the Company, as adopted as of November 24, 1997, as amended and restated through the date hereof (the “Bylaws”);

(iii)	certain resolutions adopted, and actions taken, by the Board of Directors of the Company, or a committee thereof (collectively, the “Directors’ Resolutions”);

(iv)	the Agreement and Plan of Merger, dated as of January 30, 2011, by and among the Company, AMB Property, L.P., a Delaware limited partnership of which the Company is the sole general partner, ProLogis, a Maryland real estate investment trust, and the other parties thereto (the “Merger Agreement”);

(v)	the Registration Statement and the related form of joint proxy statement/prospectus included therein, in substantially the form filed or to be filed with the Commission pursuant to the Act;

(vi)	a certificate of Tamra D. Browne, Senior Vice President, General Counsel and Secretary of the Company, dated as of a recent date (the “Officer’s Certificate”), to the effect that, among other things, the Charter, the Bylaws, the Directors’ Resolutions and the Merger Agreement are true, correct and complete and have not been rescinded or modified and are in full force and effect as of the date of the Officer’s Certificate, and certifying as to the manner of adoption or approval of the Directors’ Resolutions and the execution and delivery of the Merger Agreement;

(vii)	a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland; and

BALLARD SPAHR LLP
AMB Property Corporation
__________, 2011

(viii)	such other laws, records, documents, certificates, opinions and instruments as we have deemed necessary to render this opinion, subject to the limitations, assumptions and qualifications noted below.
          In reaching the opinions set forth below, we have assumed the following:
(a)	each person executing any of the Documents on behalf of any party (other than the Company) is duly authorized to do so;

(b)	each natural person executing any of the Documents is legally competent to do so;

(c)	all of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not, and will not, differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d)	all certificates submitted to us, including, without limitation, the Officer’s Certificate, are true, correct and complete both when made and as of the date hereof;

(e)	all representations and warranties of the Company and all representations and warranties of ProLogis made in, or pursuant to, the Merger Agreement (other than representations and warranties of the Company as to legal matters on which opinions are rendered herein) are true and correct;

(f)	the Merger Agreement has been duly authorized, executed and delivered and is the legal, valid and binding obligation of the parties thereto and is enforceable in accordance with its terms, and the mergers and related actions and transactions contemplated by the Merger Agreement, including, without limitation, the ProLogis Merger, the Topco Merger, the Contribution and the Issuance (collectively, the “Merger”), will be consummated in the manner described in the Merger Agreement and the Registration Statement and the ProLogis Merger and Topco Merger will become effective following the requisite votes of the shareholders of the Company and ProLogis; and, accordingly, without limiting the generality of the foregoing, (A) immediately prior to the ProLogis Effective Time, the issued and outstanding ProLogis Common Shares and the issued and outstanding ProLogis Preferred Shares, as described in the Merger Agreement and

BALLARD SPAHR LLP
AMB Property Corporation
__________, 2011

the Registration Statement, will be duly authorized and validly issued by ProLogis, the issued and outstanding Units, as described in the Merger Agreement and the Registration Statement, will be duly authorized and validly issued by the ProLogis Partnerships, and the issued and outstanding Convertible Debt, as described in the Merger Agreement and the Registration Statement, will be duly authorized and validly issued by ProLogis, and (B) immediately prior to the Topco Effective Time, all in accordance with the terms and conditions of the Merger Agreement, (i) each issued and outstanding share of New Pumpkin Common Stock and each issued and outstanding share of each series of New Pumpkin Preferred Stock will be duly authorized and validly issued upon conversion of corresponding ProLogis Common Shares and ProLogis Preferred Shares, (ii) each right to redeem or exchange ProLogis Partnership Units for ProLogis Common Shares will be converted into the right to redeem or exchange such ProLogis Partnership Units for corresponding shares of New Pumpkin Common Stock, (iii) each right to convert the Convertible Debt into ProLogis Common Shares will be converted into the right to convert such Convertible Debt into corresponding shares of New Pumpkin Common Stock, and (iv) the obligations of ProLogis in respect of the outstanding equity-based awards under the Plans will be assumed by New Pumpkin;

(g)	none of the terms or conditions of any agreement, plan or instrument referred to in, or contemplated by, the Merger Agreement will violate any applicable law or will conflict with, or result in a breach or violation of, the Charter or Bylaws of the Company, or any instrument or agreement to which the Company is a party or by which the Company is bound, or any order or decree of any court, administrative or governmental body having jurisdiction over the Company;

(h)	prior to the issuance and delivery of any of the New Preferred Shares, as contemplated by the Merger Agreement, all necessary corporate action on the part of the Company will have been taken to file with the Department articles supplementary with respect to such New Preferred Shares, and such articles supplementary will have been accepted for record by the Department (the “Corporate Proceedings”);

(i)	none of the Shares will be issued or transferred in violation of any restriction or limitation on ownership and transfer contained in the Charter; and none of the Shares will be issued or transferred to an Interested Stockholder of the Company or any Affiliate thereof, as each term is defined in Subtitle 6 of Title 3 of the Maryland General Corporation Law; and

(j)	the number of New Common Shares, Series Q Preferred Shares, Series R Preferred Shares and Series S Preferred Shares to be issued

BALLARD SPAHR LLP
AMB Property Corporation
__________, 2011

subsequent to the date hereof will not exceed the number of shares of Common Stock, Series Q Preferred Stock, Series R Preferred Stock and Series S Preferred Stock, respectively, authorized in the Charter, less the number of shares of Common Stock, Series Q Preferred Stock, Series R Preferred Stock and Series S Preferred Stock, respectively, issued and outstanding and/or authorized and reserved for issuance but not yet issued or outstanding on the date subsequent to the date hereof on which any of the New Common Shares, Series Q Preferred Shares, Series R Preferred Shares and Series S Preferred Shares are issued and delivered.
          Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:
1.	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

2.	When issued and delivered by the Company at the Topco Effective Time in accordance with, and in exchange for the consideration as provided in, the Merger Agreement, the Merger Shares will have been duly authorized for issuance by all necessary corporate action on the part of the Company, and the Merger Shares will be validly issued, fully paid and non-assessable.

3.	When issued and delivered by the Company at the Topco Effective Time following completion of the Corporate Proceedings and in accordance with, and in exchange for the consideration as provided in, the Merger Agreement, the New Preferred Shares will have been duly authorized for issuance by all necessary corporate action on the part of the Company, and the New Preferred Shares will be validly issued, fully paid and non-assessable.

4.	When issued and delivered by the Company upon the exercise of, or otherwise in respect of, options or other awards granted under the Plans assumed by the Company in the Merger, and when the consideration for the issuance and delivery of the Plan Shares has been received in full by the Company, all in accordance with the Plans as so assumed and the terms and conditions of or applicable to any grant or award made thereunder, the Plan Shares will have been duly authorized for issuance by all necessary corporate action on the part of the Company, and the Plan Shares will be validly issued, fully paid and non-assessable.

5.	When issued and delivered by the Company in exchange for the Units and in accordance with the terms and conditions of or applicable to such Units, the Partnership Unit Shares will have been duly authorized for issuance by all necessary corporate action on the part of the

BALLARD SPAHR LLP
AMB Property Corporation
__________, 2011

Company, and the Partnership Unit Shares will be validly issued, fully paid and non-assessable.

6.	When issued and delivered by the Company upon conversion or exchange of the Convertible Debt and in accordance with the terms and conditions of or applicable to such Convertible Debt, the Convertible Debt Shares will have been duly authorized for issuance by all necessary corporate action on the part of the Company, and the Convertible Debt Shares will be validly issued, fully paid and non-assessable.
The foregoing opinion is limited to the corporation laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.
Very truly yours,